Exhibit 4.13

DS_1 SP (Pin 1/2017)

KERAJAAN MALAYSIA

IBU PEJABAT
LEMBAGA HASIL DALAM NEGERI MALAYSIA
MENARA HASIL
PERSIARAN RIMBA PERMAI
CYBER 8, 63000 CYBERJAYA
SELANGOR DARUL EHSAN

LHDN MALAYSIA

SIJIL SETEM

ASAL

STAMP CERTIFICATE

(Sila lekatkan sijil setem ini ke atas surat cara sebagai bukti penyeteman)
Please attach this stamp certificate to the instrument as evidence of stamping

Cara Bayaran *Payment Method*	FPX TRANSACTIONS
No. Adjudikasi *Adjudication No.*	L01FCD32CCXF023
Jenis Surat Cara *Type Of Instrument*	PERJANJIAN SEWA SURAT CARA UTAMA
Tarikh Surat Cara *Date Of Instrument*	20/03/2025
Balasan *Consideration*	RM 0.00

Maklumat Pihak Pertama / Penjual / Pemberi *First Party / Vendor / Transferor / Assignor*
MIDF PROPERTY BERHAD, (5674-K, 196401000370)

Maklumat Pihak Kedua / Pembeli / Penerima *Second Party / Purchaser / Transferee / Assignee*
TEM ELECTRONICS (M) SDN. BHD., (365460-T, 199501036258)

Butiran Harta / Suratcara *Property / Instrument Description*
FACTORY LOT NO. DU87 (A99), JALAN 2A-3 KAWASAN MIEL SUNGAI PETANI PHASE II KAWASAN PERUSAHAAN MIEL SUNGAI LALANG, SUNGAI PETANI, 08000, KEDAH

Dengan ini disahkan surat cara ini disetem dan diindors seperti maklumat di bawah:
This is to certify this instrument is stamped and indorsed as below:

No. Sijil Setem *Stamp Certificate No.*	F0234A250734563
Tarikh Penyeteman *Date of Stamping*	14/04/2025
Duti Setem Dikenakan *Amount of Stamp Duty*	RM 2,016.00
Penalti *Penalty*	RM 0.00
Pelarasan *Adjustment*	RM 0.00
Jumlah Dibayar *Total Amount Paid*	RM 2,016.00
Indorsemen *Indorsement (Akta Setem 1949)*	Seksyen 37

LEMBAGA HASIL DALAM NEGERI LHDN MALAYSIA

Pemungut Duti Setem

No. Kelulusan Perbendaharaan *Treasury Approval No.* : KK/BSKK/10/600-2/1/2(60)

Tarikh Cetak *Printed Date* : **15/04/2025 11:51:32**

Pengesahan ketulenan Sijil Setem ini boleh dipastikan di stamps.hasil.gov.my atau melalui aplikasi telefon pintar
The authenticity of this Stamp Certificate can be verified at stamps.hasil.gov.my or by mobile app
Ini adalah cetakan komputer dan tidak perlu ditandatangani
This is a computer generated printout and no signature is required

--- *tamat/end* ---

ORIGINAL MIDF Property Berhad [196401000370 (5674 - K)] Page 1 1 THIS AGREEMENT is made on the date stated in Section 1 of Schedule A herein BETWEEN MIDF PROPERTY BERHAD [Registration No . 196401000370 ( 5674 - K)] a company incorporated in Malaysia and having its registered office at Level 91 , Menara Merdeka 118 , Presint Merdeka 118 , 50118 Kuala Lumpur and business address at 24 ' h Floor, Menara PNB, 201 - A Jalan Tun Razak, 50400 Kuala Lumpur (hereinafter referred to as “the Landlord”) of the one part AND THE TENANT whose name and address are stipulated in Section 2 of Schedule A hereto (hereinafter called “the Tenant”) of the other part . WHEREAS the Landlord is the registered proprietor and beneficial owner of all that piece of land and the factory building erected thereon described in Section 3 of Schedule A and delineated on the Layout Plan annexed hereto as Schedule E (hereinafter referred to as “the said Premises”) . “ WHEREBY IT IS HEREBY AGREED as follows : - 1. GRANT OF TENANCY The Landlord has agreed to give a monthly tenancy of the said Premises to the Tenant commencing on the day specified in Section 4 of Schedule A payable in accordance and at the rent specified in Section 5 of the Schedule A hereto payable in advance without demand on or before the first day of each calendar month for a term stated in Section 6 of Schedule A subject to the terms and conditions hereinafter contained . 2. SECURITY 2 . 1 The Tenant shall upon execution of this Agreement pay the Landlord a sum specified in Section 7 of Schedule A hereto as security deposit for the due observance and performance by the Tenant of this Agreement . Without prejudice to any other/additional remedy against the Tenant for breaches, the Landlord shall be entitled to deduct from the security deposit any sum that may be due from any breach of any of the provisions of this Agreement by the Tenant . 2 . 2 . The Tenant shall furnish to the Landlord utilities deposit to the amount as stated in Section 7 of Schedule A attached hereto as security for due payment of water, sewerage, electricity and telephone charges by the Tenant . The utilities deposit shall be held by the Landlord as water, sewerage, electricity and telephone deposit during the term hereby created and shall be refunded to the Tenant free of interest less whatever sums due and unpaid in respect of water, sewerage, electricity and telephone charges incurred in the said Premises on the determination of the Tenancy . 2 . 3 The Tenant shall furnish to the Landlord a Joint and Several Guarantee of the persons named in Schedule D hereto throughout the tenancy period and/or any extended period thereto to guarantee the Landlord the due performance and observance of all the agreements, covenants and undertakings on the part of the Tenant contained herein and for due payment of all payment obligations of the Tenant including for extended periods and any period of occupation whether authorised or not .

MIDF Property Berhad [196401000370 (5674 - K)] Page | 2 3. TENANT'S COVENANTS The Tenant hereby covenants with the Landlord as follows: - 3.1 To pay the rent hereby reserved on the days and in the manner aforesaid. 3.2 [aj In the event that any outgoings imposed by the relevant authorities, corporations or bodies in respect of the said Premises shall be increased, the Tenant shall pay the equivalent increase when given Notice in writing by the Landlord to do so ; [b] The rent payable by the Tenant under this Agreement is exclusive of all forms of charges, costs, duties, levies and taxes including any service tax and Goods and Services Tax (if applicable) which the government or the relevant authority may now or in future impose on the rent (hereinaher referred to as the “Taxes”) ; [iJ If any of the Taxes are applicable on the rent, the Tenant hereby agrees to pay an amount equal to such Taxes to the Landlord as additional consideration subject to the Landlord providing and issuing a valid tax invoice to the Tenant to such effect ; and [ii] The Tenant shall pay any new charge, rate or tax by the Federal or the State Government, authorities, corporation or bodies which may be levied and imposed after the execution of this Agreement relating to the tenancy ; And, the obligations by the Tenant in Clause 3.2 above are similar to the obligation to pay Rent and the Tenant shall pay any such amount above on the same day on which the Rent is due. 3. To promptly pay all charges in respect of water, sewerage, electricity and/or telephone and other telecommunications equipment and other services consumed, supplied to or used in the said Premises directly to the relevant Authorities and shall indemnify the Landlord against all such charges for services consumed or incurred in relation to the said Premises by the Tenant . In the event the Tenant fails to pay any such charges to the relevant Authorities, the Landlord shall have the right, not the obligation, to pay such charges on Tenant's behalf and the Tenant shall reimburse the Landlord for such utilities charges including the cost incurred by the Landlord for settling such charges upon Landlord's demand thereof . 4. Not to use or permit the said Premises or any part thereof to be used or occupied for any purpose other than for the purpose specified in Section 8 (a) and/or relating to its trade or nature of business specified in Section 8 (b) of Schedule A . 5. Not to keep or permit to be kept on the said Premises any noxious or offensive item or substance or any materials of a dangerous or explosive nature the keeping of which may contravene and/or be a breach any laws and regulations and not to use the said Premises for any illegal or unlawful purposes or as the residence or sleeping place of any person (other than a caretaker) . 6. Not to assign, sub - let, share or part with the possession of the said Premises or any part thereof. 7. Not to do or permit to be done upon the said Premises any act or thing which is or may be an annoyance or a nuisance to the Landlord or the occupiers of any neighbouring or adjoining property . 8. Not without the prior consent in writing of the Landlord to install or erect upon or affix to the said Premises any permanent fixtures, machinery or apparatus and such consent not to be unreasonably withheld SUBJECT ALWAYS to the floor loading limit of the said Premises .

“ MIDF Property Berhad [196401000370 (5674 - K)] Page 1 3 3 . 16 To pay the Landlord for continued occupation including any time taken to reinstate the said Premises to the original state, a sum of money equivalent to two (2) months rental for every month that it failed to vacate at the determination of the Tenancy . 9. That the Tenant shall indemnify the Landlord from and against any claims, damages, loss and liabilities (actual and/or pecuniary) including any increased payments, increased premiums, penalties, fines, expenses and costs sustained or incurred due to acts or omissions of the Tenant and or their servants and or agents and or occupiers and or invitees and or licensees in relation to the said Premises . 10. To comply with at all times during the term with any of the laws bylaws rules and or regulations made by the Government, the Local Authority or any other competent Authority affecting the said Premises including all licences, approvals, permits and consents to operate on the said Premises and to carry on the business in the way the Tenant intends to conduct its business . 11. To comply at all times during the said term with all statutory requirements for ensuring the health safety and welfare of the persons using or employed in or about the said Premises or any part thereof . 12. To permit the Landlord or its agents with or without workmen and others upon reasonable notice to enter upon and to examine the condition of the said Premises and thereupon the Landlord may serve upon the Tenant a notice in writing specifying any repairs necessary to be done and commencement of repairs shall be within twenty - one (21) days failing which to permit the Landlord or its agents or workmen to enter upon the said Premises and execute such repairs and the costs thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by the Landlord . 13. Not to load the floors of the said Premises in excess of the load stated in Section 3 of Schedule A and to make good to the Landlord any damage owing to such overloading whereby the Tenant shall indemnify the Landlord against any damages (personal or property), loss, liability, penalty, fine or cost arising out of any overloading . 14. The Tenant hereby covenants that it shall throughout the term hereby created, perform and observe its covenants as stated in Schedule C of this Agreement . 15. At the expiration or sooner determination of the term hereby created to yield the said Premises with the fixtures thereto in good and tenantable repair and condition (fair wear and tear excepted) to the Landlord together with all the keys to the said Premises and to reinstate the said Premises to its original state to the satisfaction of the Landlord . The Tenant shall indemnify the Landlord for all damages or costs to reinstate the Premises within seven (7) days of the Landlord notifying the Tenant on the amount thereof . 3 . 17 Without prejudice to Clause 3 . 15 in the event the Tenant vacates without reinstating the said Premises it shall be lawful for the Landlord to reinstate the Premises to its original state and condition at the absolute discretion of the Landlord including the costs and expenses thereof . All costs of such work shall be recoverable from the Tenant and the Tenant shall be deemed in continued occupation for the entire duration from the determination of the Tenancy to the time taken to complete the reinstating works . In any event the Landlord reserves the right to recover possession of the said Premises and any other claim, loss and damages by legal action . The Landlord shall at all times be entitled to take any legal action to enforce their rights herein and further shall at any time be entitled to cause for any monetary claims by the Landlord against the Tenant to be listed under CTOS and/or any other agencies for defaulters listing and to which the Tenant hereby expressly consents .

MIDF Property Berhad [196401000370 (5674 - K)] Page | 6 [b] If the said Premises shall be completely or substantially destroyed by fire, strike, malicious acts, explosion, storm, tempest, flood, aircraft or anything dropped therefrom, riot and civil commotion (except where caused by the fault or negligence of the Tenant) so as to be wholly unfit to use, then either party may by written notice to the other within ninety (90) days thereafter elect to terminate this tenancy such termination to be effective as from the date of such destruction or damage aforesaid and a proportionate refund shall be made to the Tenant by the Landlord for any advance rental paid . In the event neither party elects to terminate the tenancy the Landlord shall, at its expense promptly rebuild or restore the said Premises to substantially its former condition and no rental shall be payable until the said Premises are again rendered fit for occupancy and use . OPTION TO RENEW 11. [a] The Landlord may on the written request of the Tenant made six (6) calendar months before the expiration of the term hereby created, grant to the Tenant a further term of three (3) years from the date of the expiration of the term hereby created at a revised rental to be determined by the Landlord based on the then prevailing market rate but otherwise contained the same terms and conditions as this Agreement except for this Clause 11 (a) on renewal of tenancy PROVIDED ALWAYS that there shall not be any breach of any of the terms of the Tenancy up to the date of expiration of the term herein and further that two (2) weeks prior to the commencement of the renewed term the Tenant shall forthwith forward to the Landlord the additional security deposit failing which this option shall lapse and the Tenant's occupation of the said Premises determined at the end of the original term . ” [b] If a further tenancy of the said Premises is not created by an agreement executed by the Tenant and the Tenant continues to remain in occupation of the Demised Premises after the expiration of the Term hereby created pursuant to the Tenant's option to renew under Clause 11 (a) hereof with the consent of the Landlord, the Tenant shall be deemed to be a monthly tenant thereof at a monthly rent to be fixed in accordance with Clause 11 (a) hereof and the tenancy shall be determinable by one (1) calendar month's notice but otherwise such tenancy shall be subject in all respects to the terms, conditions, covenants and stipulations as herein contained . PREMATURE TERMINATION 12. Either Party may determine this Agreement before the expiry of the term hereby created by giving to the other party three (3) months notice in writing of its intention to do so or pay to the other party a sum of money equivalent to three (3) months rental in lieu of the three (3) months notice by way of agreed liquidated damages . “ - ’ NOTICE/ SERVICE OF LEGAL PROCESS 13. Any notice under this Agreement shall be in writing and sufficiently served if sent by registered post or left at the address stated in the Agreement of the Tenant or Landlord provided herein . Any service of legal process on the Tenant may be effected by forwarding legal process by prepaid registered post to the address stated in the Agreement or to the last known address . All notices or legal process sent/served b v the above mode shall be deemed served and received within 3 days from the date of posting . _,

14. WAIVER OR INDULGENCE Any indulgence given by the Landlord for compliance of any terms herein including payment of rent, interest or any other payments as well as period for such payments shall not constitute a waiver of or prejudice the Landlord's rights contained in this Agreement and shall remain valid unless waived in writing . 15. TIME Time wherever mentioned in this Agreement shall be of the essence of this Agreement . MIDF Property Berhad [196401000370 (5674 — K)] Page | 7 16. STAMP DUTY AND SOLICITOR'S COST [a] The costs and expenses of and incidental to this Agreement including stamp duty shall be borne and paid by the Tenant. [bj All fees, costs and expenses involved in enforcing the Landlord's rights herein as well as through any legal process including sending of Letter of Demand, appointment of solicitors or agent for collection shall be claimable against the Tenant on a full indemnit v basis . 17. ANTI - MONEY LAUNDERING a. The Tenant hereby warrants and represents that: (i) The Tenant shall perform their respective obligations in a lawful manner and shall not engage and/or involve in any unlawful activities and/or money laundering offence, including those activities prohibited under the Anti - Money Laundering and Anti - Terrorism Financing Act 2001 (“AMLATFA”) which shall include such amendments from time to time ; and (ii) The Tenant shall comply with the provision of the AMLATFA during the Term of the tenancy. [b] The Tenant shall indemnify and keep the Landlord fully indemnified (on a full indemnity basis) from and against any and all claims, losses, damages, costs, fees and charges as may be incurred by the Landlord as a result of any breach in the Tenant's representations, warranties and/or undertakings hereof and/or any contravention by the Tenant of the provisions of AMLATFA . “ 18. NO BRIBERY a. Each party hereby undertakes that it has not paid and shall not pay any bribes or make any offer of a bribe of gift or other inducement (“Bribery”) which contravenes the Malaysia Anti - Corruption Commission Act, 2009 (Akta Suruhanjaya Pencegahan Rasuah Malaysia 2009 ), to the other party, its related body corporate and/or its respective employees, servants or agents . Both parties agree that if one of them and/or its employees, servants or agents are found to engage in such activities, then the other party shall ; i. be entitled to immediately terminate this Tenancy Agreement; and ii. not be liable to pay all or any part of the monies payable.

MIDF Property Berhad [196401000370 (5674 - K)] Page | 8 [b] The other party may also report the Bribery to the relevant authorities, including Suruhanjaya Pencegahan Rasuah Malaysia and the police . The other party shall provide all necessary assistance to the relevant authorities in any subsequent prosecution and the prosecuted party agrees to indemnify the former against any liability, claim, proceeding, expense, loss or damage of any nature whatsoever in respect of the same . 19. INVALDITYOFANYPROVIDON Any provisions of this Agreement which is invalid, unenforceable or prohibited shall not effect the validity or enforceability of the remaining provisions of this Agreement . 20. INTERPRETATION In this Agreement where the context so admits the expression “Landlord” and “Tenant” include the respective successors in title and assigns of the parties hereto and words denoting the singular number only shall include plural and vice versa and words denoting persons shall include corporation and partnership and vice versa and all words importing the masculine gender shall be deemed to include the feminine and neuter genders and vice versa . A calendar month shall mean from the 1 s t to the 28 ' h ’ 29 ’ h ’ 30 t or 31 s t (as the case may be) of the Gregorian calendar . 21. PROPER LAW This Agreement shall be governed by and construed in all respects in accordance with the Laws of Malaysia . 22. SCHEDULE The Schedules annexed hereto shall be read and construed as an essential part of this Agreement .

IN WITNESS WHEREOF the Parties hereto have hereunto set their seals and hands the day and year first above written. MIDF Property Berhad (196401000370 (5674 - K)] Page 1 9 Signed for and on behalf of the Landlord J MIDF PROPERTY BERHAD ] [Registration No. 196401000370 (5674 - K)]] in the presence of: - ] Farid Allan Tamizi Manager, Legal The execution of this instrument by the Tenant was duly effected in a manner authorised by its constitution under the seal of the Tenant which said seal was hereunto affixed in the presence of: - ] ] ] ] ] Director NAME NRIC NO. Si›£eQ0tt yAs›Q•gCt MohdAzrran MoLarred karff 661219 - 10 - 6095

SCHEDULE A

(to be taken read and construed as an essential part of this Agreement)

SECTION	ITEM	PARTICULARS
1	Date of this Agreement	The day of 20 MAR 2025
2	Name of the Tenant Registered Address Postal Address	**TEM ELECTRONICS (M) SDN. BHD.** [Registration No. 199501036258 (365460-T)] 119A & C, Lorong Macalister 10400 George Town Pulau Pinang Lot A99, Jalan 2A-3 Kawasan Perusahaan MIEL Sungai Lalang 08000 Sungai Petani Kedah Darul Aman
3	<u>Particulars of Premises</u> Description/Identification of Factory Building Built Up Area Floor Loading - Factory - Office Driveway Loading	**FACTORY LOT NO. DU87** **KAWASAN MIEL SUNGAI PETANI PHASE II** Bearing Postal Address as: Lot A99, Jalan 2A-3 Kawasan Perusahaan Sungai Lalang 08000 Sungai Petani Kedah Darul Aman 13,795 sq.ft. (1,281 sq.m) 157 lbs/sq.ft (7.5 KN/sq.m) 52 lbs/sq.ft (2.0 KN sq.m) 10 metric tonnes
4	Commencement Date of the Term	1 APRIL 2025
5	Monthly Rental - Payable in Advance - Compensation (ta'widh) calculated at the rate of the prevailing daily overnight Islamic Interbank Money Market Rate	Ringgit Malaysia Fourteen Thousand (RM14,000.00) Only On the 1st day of each month Ta'widh is imposed/ charged from the 1st day of the month if payment is received after the 7th of the calendar month.
6	Term of Tenancy	Three (3) Years

MIDF Property Berhad
[196401000370 (5674-K)]

Page | 10

PARTICULARS ITEM SECTION Ringgit Malaysia Forty - Two Thousand (RM42,000.00) Only Ringgit Malaysia One Thousand Five Hundred (RM1,500.00) Only Security Deposit (a) Rental Deposit — 3 months rental (b) Utilities Deposit 7 Production Centre & Warehouse Manufacturing of Connectors Assembler, Power Cable and Wire Harness (a) Purpose/Use of Premises (b) Nature of Business 8 MIDF Property Berhad [196401000370 (5674 - K)] Page | 11

SCHEDULE B (Additional Terms to be taken read and construed as an essential part of this Agreement) Renovation/Extension of the Demised Premises by Tenant Approval from Local Authority Tenant to apply and obtain the approval from local authorities and other relevant agencies for the renovation/extension which has been constructed on the Demised Premises and the cost and expenses for the said application shall be borne by the Tenant . In the event the Tenant fails to obtain the approval for any reason whatsoever, the Tenant shall demolish and make good of the renovation/extension constructed on the Demised Premises . MIDF Property Berhad [196401000370 (5674 - K)] Page | 12 ii. Additional Insurance Tenant to take up an additional insurance coverage indemnifying the Landlord for the renovation/extension of the Demised Premises and the Tenant shall obtain, maintain and keep this insurance policy valid throughout the Term of Tenancy and during retaining of the Demised Premises . The Tenant shall submit a copy of the insurance policy to the Landlord on annual basis, immediately after the subscription or renewal of the insurance policy as the case maybe . iii. Letter of Undertaking The Tenant hereby undertakes to the Landlord that the Tenant shall be solely responsible for any damage to the Demised Premises or its surroundings arising from any renovation and/or extension carried out by the Tenant to the Demised Premises, legal or otherwise . Any such damage shall immediately be reported to the Landlord, and thereafter, the Tenant, shall at its own cost and expense, make good and repair the damage under the direction and supervision of the Landlord . The Tenant shall further indemnify the Landlord in full for such damage to the said Premises and/or its surroundings, and if such damage is in respect of the Demised Premises, the Tenant shall not be entitled to abatement of rent during the period of repair . This clause shall not in any way be construed as consent being given by the Landlord to the Tenant for such renovation and/or extension to the Demised Premises whereby such consent shall only be obtained by an approval in writing by the Landlord .

SCHEDULE C

(Additional Terms to be taken read and construed as an essential part of this Agreement)

ITEMS TO BE MAINTAINED BY LANDLORD AND TENANT UNDER TENANCY

No.		BUILDING COMPONENT ITEMS	LANDLORD	TENANT
1		Roof, gutter, capping, flashing, fascia, sky light and other associated works.	√	Except in situation where defects are caused by tenant and/or due to additional work or extension by tenant.
2		Water tank and accessories and internal piping (from main meter to water tank and to the outlet of water, excluding tap)	√	Except in situation where defects are caused by tenant and/or due to additional work or extension by tenant.
3		Sanitary and plumbing fitting	-	Tenant to maintain and upkeep the sanitary and plumbing fitting at all times and to replace if broken malfunction or missing curing tenancy period (fair wear and tear accepted).
	i	Toilet WC and piping	-	√
	ii	Urinal basin / bowl	-	√
	iii	Wash basin/sink	-	√
	iv	Tap	-	√
	v	Toilet clog	-	√
	vi	Toilet tiles and floor trap	-	√
	vii	Individual septic tank disludge (if any)	-	Tenant to disludge waste and clean sewer pipe during tenancy.
	viii	Pump for septic tank	-	Tenant to up keep and maintain the pump periodically
	ix	Rubbish disposal	-	Tenant to ensure rubbish or refuse not deposited on any part of the said Premises
4		**Fire Fighting Equipment**	-	Tenant to maintain and make good/replace if any of the fire fighting equipment or components are malfunction (due to non-regular maintenance by tenant), broken or missing during tenancy
	i	- Sprinkler	-	√
	ii	- Hose reel	-	√
	iii	- Smoke detector	-	√
	iv	- Heat detector	-	√
	v	- Break glass	-	√
	vi	- All Pumps	-	√
	vii	- Alarm Panel and Associated Work	-	√
	viii	- Fire extinguisher (basic)	-	√
	ix	- Battery	-	√
	x	- Emergency Light	-	√
	xi	- "Keluar" Sign	-	√
	xii	- Lightning arrestor and cooper tape	-	√
	xiii	- Fire Certificate	-	Tenant to ensure proper maintenance of fire fighting equipment at all time. The tenant to carry out testing of the pump weekly for 5 - 10 min.
5		**Electrical Works**	-	Tenant to make good/replace if any of the electrical works or components malfunction, is broken or missing during tenancy.
	i	- Wiring system	-	√
	ii	- Main Switch Board "(MSB)" and Associated Work	-	Tenant to ensure MSB is calibrated as regulated by Suruhanjaya Tenaga or any other relevant laws, rules and regulations
	iii	- Sockets and Switches	-	√
	iv	- Light Fitting	-	√

MIDF Property Berhad
[196401000370 (5674-K)]

Page | 13

No.	BUILDING COMPONENT ITEMS	LANDLORD	TENANT
6	**Internal Building**	-	To keep the interior of the said Premises and all parts thereof including all fixtures and fittings in good and tenantable repair, fair wear and tear excepted
	i - Floor crack due to non structure.	-	√
	ii - Wall crack due to non structure.	-	√
	iii - Painting	-	√
	iv - Window		
	a) Frame	-	√
	b) Glass	-	√
	v - Door		
	a) Frame	-	√
	b) Door leaf and lockset	-	√
	vi - Ceiling	-	√
	vii - Roller Shutter	-	Tenant to maintain and upkeep all roller shutter and to repair if dented or damage during tenancy (fair wear and tear accepted).
	viii - Railing and staircase	-	Tenant to ensure proper upkeep and maintenance
7	**External Building / Compound**	-	
	i - Painting	√	
	ii - Non structural wall crack	-	√
	iii - Appron and ramp	-	√
	iv - Premix / paving and turfing *(maintenance of grass/landscape)*	-	√
	v - Drain, drain cover and grating	-	√ Not to allow any dangerous, poisonous or objectionable effluent to be discharged into the drains or sewers of the said Premises
	vi - Fence and gate	-	√
	vii - Guard House	-	√
	viii - Refuse bin chamber	-	√
	ix - Manhole and Cover	-	√
	x Main structure, walls, floors , roof, drains	To maintain in good tenantable repair	√ Damage caused by the negligence of the Tenant, its agents, workmen and others lawfully on the said Premises
8	**Others**	*	
	i - Renovation / Extension by client	-	Subject to approval from Local Authorities on prior approval by the Landlord , with or without conditions, at the Tenants own cost. (Not redeemable from Landlord)
	ii - Upgrading of electricity supply	-	Tenant must obtain prior approval from landlord before submission of application to TNB. All cost to be borne by the tenant.
	iii - Pest Control and Termite treatment	-	Tenant to carry out schedule pest control/termite control periodically at reasonable interval.
	iv - Insurance Coverage	Landlord to cover only for fire insurance for basic/original building.	Tenant shall ensure adequate fire insurance coverage for third party and other insurances on goods and items under tenant's responsibility, including damages of goods due to fire, leaking, flooding and others.
	v Utility payments	-	By Tenant who shall ensure prompt settlement.
	a. charges for utilities consumed or supplied to the Premises including water, sewerage facilities, electricity & telephone		√
	b. deposits, fees or any form of payments related and incidental to the utilities charges		√
	vi Quit Rent and Assessment	√	As per Clause 3.2 of Agreement

*Note : In cases where items are not mention as above, it is at Landlord's discretion to approve or reject any request and claims submitted by the client.

MIDF Property Berhad
[196401000370 (5674-K)]

Page | 14

MIDF Property Berhad [196401000370 (5674 - K)] Page | 15 ADDRESS NAME AND NRIC/ PASSPORT NO. 522 LORONG AZELIA 8 BUKIT BANYAN 08000 SUNGAI PETANI KEDAH DARUL AMAN TEH CHOOI PHING NRIC NO. 730601 — 02 - 5866 1. SCHEDULE D PARTICULARS OF GUARANTOR

SCHEDULE E (LAYOUT PLAN) MIDF Property Berhad [196401000370 (5674 - K)] Page | 16 MIDF Property Berhad S U N G A I P E T A N I P H A S E 2 K E D A H MIDF PROPERTY BERHAD [196401000370 (5674 - K)] (Formerly known as Malaysian Industrial Estates Berhad)